SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549

                   ..................................

                                FORM 8-K

                             CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                             January 30, 2007
            Date of report (Date of earliest event reported)

                   ..................................


                         EXCEL TECHNOLOGY, INC.
           (Exact Name of Registrant as Specified in Charter)


       Delaware                   0-19306               11-2780242
(State or Other Juris-       (Commission File No.)    (IRS Employer
diction of Incorporation)                           Identification No.)


                41 Research Way, East Setauket, NY 11733
      (Address of principal executive offices, including zip code)

                             (631) 784-6175
          (Registrant's telephone number, including area code)

                   ..................................


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On January 30, 2007 the Registrant announced results for its fourth quarter ended December 31, 2006. A copy of the press release is attached as an exhibit.

Use of Non-GAAP Financial Information

     To supplement Excel's consolidated financial statements presented in accordance with GAAP, Excel uses non-GAAP measures of certain components of financial performance, including net income and earnings per diluted share, which are adjusted from results based on GAAP to exclude merger, merger related and one-time deferred compensation expenses and stock-based compensation ("special items") associated with the now terminated merger with Coherent. The presentation of non-GAAP financial results is not meant to be considered in isolation or as a substitute for, or superior to, GAAP results. Investors should be aware that non-GAAP measures have inherent material limitations as an analytical tool and should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. These non-GAAP financial measures may also be different from non-GAAP financial measures used by other companies. These non-GAAP adjustments are provided to enhance the user's overall understanding of Excel's current financial performance and its prospects for the future. Specifically, Excel believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses and charges that Excel believes are not indicative of its operational performance.

ITEM 9.01.  Financial Statements and Exhibits.

       (d)  Exhibits

            99.1  Press Release of Excel Technology, Inc., issued
                  January 30, 2007.


                              Signatures
                              ..........

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  January 30, 2007



                           EXCEL TECHNOLOGY, INC.

                           By:  /s/ Antoine Dominic
                                .......................................
                                Antoine Dominic
                                President, Chief Executive Officer and
                                  Director
                                (Principal Executive Officer)



FOR IMMEDIATE RELEASE                      Contact:  Alice Varisano, CFO
                                                             or
                                                     Investor Relations
                                                        631-784-6175

                   EXCEL TECHNOLOGY ANNOUNCES RESULTS
                FOR FOURTH QUARTER AND FOR THE YEAR 2006


EAST SETAUKET, N.Y., January 30, 2007 - Excel Technology, Inc. (NASDAQ:
XLTC) today announced the results for the quarter and year ended December 31, 2006. Revenues of $38.3 million and $154.5 million for the quarter and year ended December 31, 2006, respectively, were 5.2% and 12.2% higher than the $36.4 million and $137.7 million for the quarter and year ended December 31, 2005, respectively. Pre-tax profits were $5.1 million for the fourth quarter of this year compared to $6.0 million in the same period last year, a decrease of 15.0%. For the year ended December 31, 2006, pre-tax profits were $20.4 million compared to $20.7 million in 2005, a decrease of 1.4%. Net income was $3.7 million for the fourth quarter of this year as compared to $4.4 million in the same period last year, a decrease of 15.9%. For the year ended December 31, 2006, net income was $14.0 million compared to $15.2 million for the same period in 2005. Net income per share on a diluted basis of $0.30 for the quarter ended December 31, 2006 was 16.7% lower than the $0.36 per share on a diluted basis reported for the same period in 2005. For the year ended December 31, 2006, net income per share on a diluted basis was $1.12 in 2006 compared to $1.24 in 2005.


Non-GAAP Net Income and EPS: Net income for 2006 would have been $17.5 million (unaudited) excluding merger, merger related and deferred compensation and stock based compensation expenses ("special items") of $5.2 million or $3.5 million net of tax. These "special items" had a $0.28 cents per diluted share effect on EPS. EPS without these charges would have been $1.40 per diluted share for the year ended December 31, 2006 (unaudited).


Antoine Dominic, Chief Executive Officer, stated, "We are quite pleased with our revenues for the year and the quarter. Our gross profit and margins were affected negatively during the quarter due to a provision for excess inventory and lower margins associated with a newly introduced product during the initial phase of production. During the year we launched several new products that helped us in achieving our record bookings of $157 million. Our market development efforts, which were hindered in 2006 due to the pending merger are now back on track and we plan to further expand our organic growth. Having just completed our sixth consecutive year of growth in revenues and profits (excluding merger costs), we hope to build on these achievements in 2007. In addition to increasing our market presence and new product introductions, we plan to continue our emphasis on increased operational efficiencies that will result in higher profit growth rates in relation to sales. We have a healthy backlog going into 2007 and we are optimistic about our future."


Alice Hughes Varisano, Chief Financial Officer, concluded, "The Company increased its sales 12.2% to $154.5 million for the year ended December
31, 2006.   Pre tax profits increased 23.7% (excluding special items) to
$25.6 million compared to the same period last year. Net income after tax increased 15.1% (excluding special items) to $17.5 million compared to 2005. The pre-tax profits increased more than net income due to the effective tax rate increasing from 26.4% to 31.4% in 2006. The increase in the tax rate was due in part to increased non-deductible expenses and the reduction of a tax exposure liability due to a settlement in 2005 that did not reoccur in 2006. The Company increased its cash by $12.8 million resulting in a cash and investment balance of $63.1 million as of December 31, 2006, with no debt. The Company utilized $2.0 million of cash during the quarter in order to repurchase 79,500 shares of its stock. Year to date bookings at December 31, 2006 were $157 million, an increase of $13 million over the same period in the prior year. The backlog at the end of the fourth quarter 2006 was $36 million an increase of $3 million compared to $33 million backlog for the fourth quarter of 2005. Now that the failed merger is behind the Company, we are focused on building upon our achievements of 2006."


This news release contains forward-looking statements, which are based on current expectations. Actual results could differ materially from those discussed or implied in the forward-looking statements as a result of various factors including future economic, competitive, regulatory, and market conditions, future business decisions, market acceptance of the Company's products, and those factors discussed in the Company's Form 10-K for the year ended December 31, 2005. In light of the significant uncertainties inherent in such forward-looking statements, they should not be regarded as a representation that the Company's objectives and plans will be achieved, and they should not be relied upon by investors when making an investment decision. Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

Excel and its wholly owned subsidiaries manufacture and market photonics-based solutions, consisting of laser systems and electro-optical components, primarily for industrial and scientific applications.

                           FINANCIAL SUMMARY
          (unaudited and in thousands, except per share data)

                                  FOR THE QUARTER        FOR THE YEAR
                                 ENDED DECEMBER 31     ENDED DECEMBER 31
                                  2006       2005       2006      2005
                                ........  ........  .........  .........

Net Sales & Services            $ 38,343  $ 36,364  $ 154,496  $ 137,717
Cost of Sales and Services      $ 22,713  $ 19,227  $  85,602  $  72,295
                                ........  ........  .........  .........
Gross Profit                    $ 15,630  $ 17,137  $  68,894  $  65,422
Operating Expenses:
 Selling & Marketing            $  4,393  $  4,865  $  18,745  $  18,959
 General & Administrative       $  3,362  $  2,952  $  13,051  $  12,448
 Research and Development       $  3,716  $  3,629  $  14,523  $  14,477
                                ........  ........  .........  .........
Operating Income (without
 merger related & deferred
 compensation expenses)         $  4,159  $  5,691  $  22,575  $  19,538
Merger and Merger Related and
 Deferred Compensation Expense  $      0  $      0  $ (5,069)  $       0
Interest Income                 $    774  $    386  $   2,545  $   1,180
Other Income (Expense)          $    162  $  (115)  $     391  $    (47)
                                ........  ........  .........  .........
Pre-Tax Income                  $  5,095  $  5,962  $  20,442  $  20,671
Provision for Income Taxes      $  1,421  $  1,610  $   6,423  $   5,463
                                ........  ........  .........  .........
Net Income                      $  3,674  $  4,352  $  14,019* $  15,208
                                ........  ........  .........  .........
                                ........  ........  .........  .........
Net Income Per Common Share -
 Diluted                        $   0.30  $   0.36  $    1.12* $    1.24
Weighted Average Common
Shares Outstanding - Diluted      12,437    12,254     12,488     12,246

Reconciliation of GAAP to non-GAAP net income and EPS
* Net income as reported under GAAP of $14,019, excluding the merger, merger related and deferred compensation expenses, and stock based compensation ("special items") net of tax effect, of approximately $3,530 for the year ended December 31, 2006 (or 28 cents per diluted share) would have been $17,549 (unaudited). EPS without these charges would have been $1.40 per diluted share for the year ended December 31, 2006 (unaudited).




                BALANCE SHEET & SELECTED FINANCIAL DATA
                              (unaudited)

                                    DECEMBER 31, 2006  DECEMBER 31, 2005
                                    .................  .................

Cash                                        $   9,903          $  16,303
Investments                                 $  53,220          $  34,000
Accounts Receivable, net                    $  22,716          $  22,879
Inventory                                   $  34,906          $  30,269
Other Current Assets                        $   3,445          $   3,013
                                            .........          .........
Total Current Assets                        $ 124,190          $ 106,464
Property, Plant & Equipment, net            $  25,503          $  25,983
Other Non-Current Assets & Goodwill         $  32,286          $  31,591
                                            .........          .........
Total Assets                                $ 181,979          $ 164,038
                                            .........          .........
                                            .........          .........

Accounts Payable                            $   6,386          $   4,829
Accrued Expenses and
 Other Current Liabilities                  $   7,256          $   6,979
                                            .........          .........
Total Current Liabilities                   $  13,642          $  11,808
Other Non-Current Liabilities               $   4,546          $   3,492
Minority Interest in Net Income
 of Subsidiary                              $      66          $      48
Stockholders' Equity                        $ 163,725          $ 148,690
                                            .........          .........
Total Liabilities & Stockholders' Equity    $ 181,979          $ 164,038
                                            .........          .........
                                            .........          .........

Working Capital                             $ 110,548          $  94,656